Exhibit 10.2

RAMBUS INC.

DIRECTOR TRANSITION AND CONSULTING AGREEMENT

This Director Transition and Consulting Agreement (this “Agreement”) is entered into on March 11, 2022, by and between Rambus Inc., a Delaware corporation (the “Company”) and Barington Companies Equity Partners, L.P. (“Barington Equity”) and Barington Capital Group, L.P. (“Barington Capital” and, together with Barington Equity, “Barington”). Each of the Company and Barington is a “Party” to this Agreement and, collectively, the “Parties.”

WHEREAS the Parties desire and agree to enter this relationship by means of this Agreement;

NOW THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and among the Parties as follows:

1. Director Transition and Related Matters. The Parties agree that James A. Mitarotonda (Chief Executive Officer of the Special Advisor) (the “Principal”) will no longer serve on the Board as of the date of the 2022 annual meeting of stockholders when his term expires. In consideration of the Principal serving as consultant under this Agreement, Barington and its affiliates agree to contemporaneously enter into an amendment to that certain letter agreement, dated March 12, 2021, between the Company and Barington pursuant to which the “Restricted Period” will be so amended to end on the first anniversary of the date of the annual meeting of the Company’s stockholders at which the Principal’s term as a director of the Company expires.

2. Consulting Duties; Term. In his capacity as consultant to the Company, the Principal agrees to perform advisory services for the Company as requested including consulting to the Board Chair, Chief Executive Officer, and Chief Financial Officer, on an as needed basis, and to conduct a quarterly consulting telephone/virtual call with Board Chair (the “Services”). The Company understands and agrees that its consulting relationship with the Principal is not exclusive, and that the Principal currently has and may continue to have consulting relationships with other entities. The term of the Principal’s consulting arrangement will commence on the day after the date of the 2022 annual meeting of stockholders and continue through and including the one-year anniversary of the date of the 2022 annual meeting of stockholders (the “Consulting Term”).

3. Compensation. In consideration for the Services, the Company agrees to pay Barington $230,000 cash during the Consulting Term, paid quarterly in arrears.

4. Confidentiality. The Principal shall be subject to the same confidentiality obligations to the Company as existed during his service as a member of the Board.

5. Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute the Principal as an employee of the Company. The Principal shall perform the Services as an independent contractor. The Principal acknowledges and agrees that he is obligated to report as income all compensation received by him pursuant to this Agreement, and the Principal agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

6. Benefits. The Principal acknowledges and agrees, and it is the intent of the Parties hereto, that the Principal receive no benefits from the Company, either as an independent contractor or employee. If the Principal is reclassified by a state or federal agency or court as an employee for tax or other purposes, the Principal will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification the Principal would otherwise be eligible for such benefits.

7. Arbitration. Barington and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Portland, Oregon in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Barington each hereby agree to waive its and his right to have any dispute between them resolved in a court of law by a judge or jury to the extent permissible under applicable law.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” as applicable, shall include any such successor.

(b) Successors. Without the written consent of the Company, the Principal shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

9. Notice. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, or by Federal Express or similar overnight delivery service to either Party at the address of such Party or such other address as shall have been designated by written notice by such Party to the other Party. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with this section.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of Delaware.

11. Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

12. Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

13. Right to Advice of Counsel. Barington acknowledges that it has had the right to consult with counsel and is fully aware of its rights and obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

RAMBUS INC.

By:	/s/ Chuck Kissner
Title:	Chairman of the Board of Directors

BARINGTON COMPANIES EQUITY PARTNERS, L.P. By: Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Chairman and CEO

BARINGTON CAPITAL GROUP, L.P. By: LNA Capital Corp, its general partner

By:	/s/ James A. Mitarotonda
	Name:	James A. Mitarotonda
	Title:	Chairman and CEO

/s/ James A. Mitarotonda
James A. Mitarotonda

SIGNATURE PAGE TO DIRECTOR TRANSITION AND CONSULTING AGREEMENT